Vertex Energy, Inc. 8-K/A

Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial data are presented to illustrate the effect of the April 1, 2022, acquisition (the “Acquisition”) by Vertex Refining Alabama LLC (“Vertex Refining”), an indirect wholly-owned subsidiary of Vertex Energy, Inc. (the “Company”), from Equilon Enterprises LLC d/b/a Shell Oil Products US, Shell Oil Company and Shell Chemical LP, subsidiaries of Shell plc (“Shell”), of Shell’s Mobile, Alabama refinery, certain real property associated therewith and related assets, including all inventory at the refinery as of closing of the acquisition (collectively, the “Mobile Refinery”). The Mobile Refinery was acquired pursuant to the terms of that certain Refinery Purchase Agreement (the “Refinery Purchase Agreement”) between Vertex Energy Operating LLC (“Vertex Operating”) (the rights to which were assigned to Vertex Refining) and Shell, dated May 26, 2021 (the “Purchase Agreement”).

The following unaudited pro forma combined balance sheet data as of December 31, 2021 is presented as if the Acquisition had occurred on December 31, 2021. The following unaudited pro forma combined statement of operations data for the year ended December 31, 2021 is presented as if the Acquisition occurred on January 1, 2021.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances; however, the actual results could differ. The pro forma adjustments are directly attributable to the Acquisition and are expected to have a continuing impact on the results of operations of the Company. Management believes that all adjustments necessary to present fairly the unaudited pro forma combined financial statements have been made. The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations that would have resulted had the Acquisition been consummated on the dates indicated, and should not be construed as being representative of the Company’s future results of operations or financial position.

 The Mobile Refinery’s assets, liabilities and results of operations presented herein were derived from the audited financial statements of the Mobile Refinery for the years ended December 31, 2021 and 2020 (collectively, the “Mobile Refinery Financial Statements”).

The unaudited pro forma combined financial statement data should be read in conjunction with (a) the historical consolidated financial statements and accompanying notes thereto of the Company for the year ended December 31, 2021, which were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on March 14, 2022 (the “2021 Annual Report”), and (b) the Mobile Refinery Financial Statements, which are included as Exhibit 99.1 to this Current Report on Form 8-K/A (Amendment No. 2) of which these Unaudited Pro Forma Combined Financial Statements are included as Exhibit 99.2.

The unaudited pro forma combined financial statements included herein constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in the 2021 Annual Report and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the Commission on May 10, 2022.

VERTEX ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2021

	Consolidated	Mobile Refinery and	Transaction		Other Transaction		Combined
	Historical	Logistics Assets	Accounting		Accounting		Pro Forma
	December 31, 2021	Historical	Adjustments		Adjustments		December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$36,129,941	-	$(22,080,874	)(a)	$116,759,958	(a)(c)	$130,809,025
Restricted cash	100,496,998	-	(100,396,998	)(a)	-		100,000
Accounts receivable, net	5,296,867	107,600,000	(107,600,000	)(b)	-		5,296,867
Inventory	3,735,878	133,000,000	(122,776,185	)(b), (e)	-		13,959,693
Derivative commodity asset	95,980	-	-		-		95,980
Prepaid expenses and other current assets	4,279,732	99,400,000	(84,400,000	)(b)	-		19,279,732
Assets held for sale, current	84,116,152	-	-		-		84,116,152
Total current assets	234,151,548	340,000,000	(437,254,057)		116,759,958		253,657,449

Non-current Assets
Fixed assets, net	11,766,594	259,300,000	(161,995,260	)(b)	-		109,071,334
Finance lease right-of-use assets	-	-	-		-		-
Operating lease right-of-use assets	5,011,454	-	-		-		5,011,454
Intangible assets, net	358,881	-	-		-		358,881
Goodwill	-	-	-		-		-
Other assets	14,771,642	33,500,000	(43,500,000	)(a), (b)	-		4,771,642
							-
TOTAL ASSETS	266,060,119	632,800,000	(642,749,317)		116,759,958		372,870,760

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities
Accounts payable	4,216,275	13,300,000	(13,300,000	)(b)	-		4,216,275
Accrued expenses	3,617,902	179,400,000	(179,400,000	)(b)	-		3,617,902
Finance lease-current	302,166	-	-		-		302,166
Operating lease-current	959,573	-	-		-		959,573
Current portion of long-term debt	2,413,295	-	-		-		2,413,295
Taxes (other than income tax) payable	-	200,000	(200,000	)(b)	-		-
Environmental credits	-	96,100,000	(96,100,000	)(b)	-		-
Liabilities held for sale, current	37,644,312	-	-		-		37,644,312
Total current liabilities	49,153,523	289,000,000	(289,000,000)		-		49,153,523

Long-term liabilities
Long-term debt	114,480	-	-		94,593,787	(c)	94,708,267
Convertible Senior unsecured notes due 2027, net	64,015,929	-	-		-		64,015,929
Finance lease liability - long-term	-	9,800,000	(9,800,000	)(b)	-		-
Operating lease liability - long-term	4,051,881	-	-		-		4,051,881
Environmental Obligation	-	1,300,000	(1,300,000	)(b)	-		-
Derivative warrant liability	75,210,525	-	-		22,166,171	(c)	97,376,696
Total liabilities	192,546,338	300,100,000	(300,100,000)		116,759,958		309,306,296

TEMPORARY EQUITY
Redeemable non-controlling interest	43,446,684	-	-		-		43,446,684
Total temporary equity	43,446,684	-	-		-		43,446,684

EQUITY
Net parent investment	-	332,700,000	(332,700,000	)(b)	-		-
Series A Convertible Preferred stock	386	-	-		-		386
Common stock	63,288	-	-		-		63,288
Additional paid-in capital	138,620,254	-	-		-		138,620,254
Retained earnings (accumulated deficit)	(110,614,035)	-	(9,949,317	)(d)	-		(120,563,352)
Total Vertex Energy, Inc. stockholders’ equity	28,069,893	332,700,000	(342,649,317)		-		18,120,576
Non-controlling interest	1,997,204	-	-		-		1,997,204
Total equity	30,067,097	332,700,000	(342,649,317)		-		20,117,780

TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$266,060,119	$632,800,000	$(642,749,317)		$116,759,958		$372,870,760

Proforma Adjustments

(a) Net proforma impact to cash as follows:

VERTEX ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

	Vertex	Mobile Refinery and	Transaction		Other Transaction
	Consolidated	Logistics Assets	Accounting		Accounting		Combined
	Historical	Historical	Adjustments		Adjustments		Pro Forma

Revenues	$115,781,375	$1,975,500,000	$-		$-		$2,091,281,375
Cost of revenues	110,720,368	1,929,500,000	-		-		2,040,220,368
Depreciation and amortization expense attributable to COGS	486,428	26,800,000	(21,845,000	)(f)	-		5,441,428
Gross profit	4,574,579	19,200,000	21,845,000		-		45,619,579

Operating expenses:
Selling, general and administrative expenses	17,732,690	53,800,000	(4,349,317	)(g)(h)	-		75,882,007
Loss on assets impairment	2,123,703	-	-		-		2,123,703
Depreciation and amortization expense attributable to operating exp	107,664	-	-		-		107,664
Total operating expenses	19,964,057	53,800,000	(4,349,317)		-		78,113,374

Income (loss) from operations	(15,389,478)	(34,600,000)	17,495,683		-		(32,493,795)

Other income (expense):
Other income (expense)	4,222,000	-	-				4,222,000
Loss on sale of assets	(64,278)	-	-		-		(64,278)
Gain on change in value of derivative warrant liability	(15,685,355)	-	-		-		(15,685,355)
Interest expense	(3,487,448)	(800,000)	800,000	(i)	(29,961,728	)(k)	(33,449,176)
Total other income (expense)	(15,015,081)	(800,000)	800,000		(29,961,728)		(44,976,809)

Loss before income taxes	(30,404,559)	(35,400,000)	18,295,683		(29,961,728)		(77,470,604)
Income tax benefit	-	9,600,000	(6,008,093	)(i)	6,291,963	(k)	9,883,869
Net loss continuing operations	(30,404,559)	(25,800,000)	12,287,590		(23,669,765)		(67,586,735)
Net income (loss) attributable to non-controlling interest and redeemable non-controlling interest from continuing operations	206,804						206,804

Accretion of redeemable noncontrolling interest to redemption value	(1,992,360)	-	-		-		(1,992,360)
Accretion of discount on Series B and B1 Preferred Stock	(507,282)	-	-		-		(507,282)
Dividends on Series B and B1 Preferred Stock	(258,138)	-	-		-		(258,138)

Net loss available to Common Shareholders continuing Operations	$(32,852,867)	$(25,800,000)	$12,287,590		$(23,669,765)		$(70,035,043)

Basic and diluted loss per common share - continuing Operations	$(0.58)						$(1.24)

Shares used in computing earnings/(loss) per common share
basic and diluted	56,302,716						56,302,716

1.	DESCRIPTION OF TRANSACTION

Acquisition of Mobile Refinery and Logistics Assets

On May 26, 2021, Vertex Energy Operating LLC (“Vertex Operating”), a wholly-owned subsidiary of Vertex Energy Inc. (“Vertex Energy” and collectively with its consolidated subsidiaries including Vertex Operating, the “Company”), entered into a definitive Sale and Purchase Agreement (the “Refinery Purchase Agreement”) with Equilon Enterprises LLC d/b/a Shell Oil Products US and/or Shell Chemical LP and/or Shell Oil Company (“Shell”), to purchase the Mobile, Alabama refinery (“Mobile Refinery”), certain real property associated therewith, and related assets, including all inventory at the refinery as of closing and certain equipment, rolling stock, and other personal property associated with the Mobile refinery (collectively, the “Mobile Acquisition”). The Mobile refinery is located on a 800+ acre site in the city and county of Mobile, Alabama. The 91,000 barrel-per-day nameplate capacity Mobile refinery is capable of sourcing a flexible mix of cost-advantaged light-sweet domestic and international feedstocks. Approximately 70% of the refinery’s current annual production is distillate, gasoline and jet fuel, with the remainder being vacuum gas oil, liquefied petroleum gas (LPG) and other products. The facility distributes its finished product across the south-eastern United States through a high-capacity truck rack, together with deep and shallow water distribution points capable of supplying waterborne vessels.

On April 1, 2022 (the “Effective Date”), Vertex Operating assigned its rights to the Refinery Purchase Agreement to Vertex Refining Alabama LLC, a Delaware limited liability company (“Vertex Refining”) which is indirectly wholly-owned by the Company and on the same date, Vertex Refining completed the Mobile Acquisition. On the Effective Date, a total of $75.0 million (less $10 million previously paid) was paid by Vertex Refining in consideration for the acquisition of the Mobile Refinery, which amount is subject to customary purchase price adjustments, $15.9 million was paid to Shell for previously agreed upon capital expenditures and miscellaneous prepaid and reimbursable items, and $164.2 million was paid to Shell by Vertex Refining in connection with the purchase of certain crude oil inventory and finished products owned by Shell and located at the Mobile Refinery on the Closing Date (approximately $154 million of which was funded by Macquarie Energy North America Trading Inc., a Delaware corporation (“Macquarie”) as a result of the simultaneous sale of such inventory to Macquarie pursuant to an Inventory Sales Agreement between Vertex Refining and Macquarie). The transaction with Macquarie was contemplated and closed in conjunction with the Refinery Purchase Agreement, as such the Company did not record the purchase of inventory nor the sale of inventory related to the Macquarie agreement. The Company also paid $8.7 million at closing pursuant to the terms of a Swapkit Purchase Agreement entered into with Shell on May 26, 2021 (the “Swapkit Agreement”), pursuant to which the Company agreed to fund a technology solution comprising the ecosystem required for the Company to run the Mobile Refinery after closing (the “Swapkit”). The purchase price allocation is pending and subject to change based upon the finalization of a third party valuation report. The Company did not assume any liabilities of the Mobile Refinery as part of the Mobile Acquisition.

Following the closing of the Mobile Acquisition, the Company (through one or more of its subsidiaries and affiliates) plans to complete an $85 million capital project designed to modify the Mobile Refinery’s hydrocracking unit to produce renewable diesel fuel on a standalone basis.

Funds for the purchase of the Mobile Refinery, Swapkit Agreement, provision of cash collateral required pursuant to terms of the Supply and Offtake Agreement (discussed below), capital expenditures and transaction expenses, came from funds previously held in escrow in connection with our November 2021 sale of $155 million principal at maturity of Convertible Senior Notes ($100.4 million), a $125 million senior term loan and cash on hand. Following the transactions described above, including the term loan, and other ancillary transactions, our unrestricted cash increased by approximately $94 million, which funds are anticipated to be used for (i) the planned renewable diesel conversion of the Mobile Refinery, and (ii) working capital and liquidity needs.

Supply and Offtake Agreement

On April 1, 2022 (the “Commencement Date”), Vertex Refining entered into a Supply and Offtake Agreement (the “Supply and Offtake Agreement”) with Macquarie, pertaining to crude oil supply and offtake of finished products located at the Mobile Refinery acquired on April 1, 2022. On the Commencement Date, pursuant to an Inventory Sales Agreement and in connection with the Supply and Offtake Agreement, Macquarie purchased from Vertex Refining all crude oil and finished products within the categories covered by the Supply and Offtake Agreement and the Inventory Sales Agreement, which were held at the Mobile Refinery and a certain specified third party storage terminal, which were previously purchased by Vertex Refining as part of the acquisition of the Mobile Refinery as discussed in greater detail above.

Pursuant to the Supply and Offtake Agreement, beginning on the Commencement Date and subject to certain exceptions, substantially all of the crude oil located at the Mobile Refinery and at a specified third party storage terminal from time to time, will be owned by Macquarie prior to its sale to Vertex Refining for consumption within the Mobile Refinery processing units. Also pursuant to the Supply and Offtake Agreement, and subject to the terms and conditions and certain exceptions set forth therein, Macquarie will purchase from Vertex Refining substantially all of the Mobile Refinery’s output of certain refined products and will own such refined products while they are located within certain specified locations at the Mobile Refinery. Macquarie will have title to and risk of loss of crude oil and refined products purchased from Vertex Refining while within certain specified locations at the Mobile Refinery and a specified third party storage terminal.

The obligations of Vertex Refining and any of its subsidiaries under the Supply and Offtake Agreement and related transaction documents are guaranteed by the Company. The obligations of Vertex Refining and any of its subsidiaries under the Supply and Offtake Agreement and related transaction documents are also secured by a Pledge and Security Agreement in favor of Macquarie, discussed below, executed by Vertex Refining. In addition, the Supply and Offtake Agreement also requires that Vertex Refining post and maintain cash collateral (in the form of an independent amount) as security for Vertex Refining’s obligations under the Supply and Offtake Agreement and the related transaction documents. The amount of cash collateral is subject to adjustments during the term.

The Supply and Offtake Agreement has a 24-month term following the Commencement Date, subject to the performance of customary covenants, and certain events of default and termination events provided therein (certain of which are discussed in greater detail below), for a facility of this size and type. Additionally, either party may terminate the agreement at any time, for any reason, with no less than 180 days prior notice to the other.

The Supply and Offtake Agreement includes certain customary representations, warranties, indemnification obligations and limitations of liability of the parties for a facility of this size and type, and also requires Vertex Refining to be responsible for certain ancillary costs relating to the Supply and Offtake Agreement and the transactions contemplated thereby. The Supply and Offtake Agreement requires Vertex Refining to comply with various indemnity, insurance and tax obligations, and also includes a prohibition on any amendments to Vertex Refining’s financing agreements which, among other things, adversely affect Macquarie’s rights and remedies under the Supply and Offtake Agreement and related transaction documents without the prior consent of Macquarie; a prohibition on Vertex Refining entering into any financing agreement which would cause Vertex Refining’s specified indebtedness to exceed $10 million without Macquarie’s prior consent, subject to certain exceptions; and a requirement that Vertex Refining not have less than $17.5 million in unrestricted cash for any period of more than three consecutive business days. The Supply and Offtake Agreement includes events of default and termination events, including if the Company ceases to beneficially own, directly or indirectly, 100% of the capital stock of Vertex Refining; the change in ownership of the Company or Vertex Refining resulting in one person or group acquiring 50% or more of the capital stock of the Company or Vertex Refining (as applicable); or a change in a majority of the Board of Directors of the Company or Vertex Refining during any 12 consecutive months, without certain approvals, including the approval of the Board of Directors of the Company or Vertex Refining (as applicable) immediately prior to such change; and a cross default to indebtedness (other than indebtedness under financing agreements) of the Company or Vertex Refining for over $20 million, a cross default to indebtedness under financing agreements of Vertex Refining or the Company, or a final judgment or order being rendered against Vertex Refining or the Company in an amount exceeding $20 million.

The price for crude oil purchased by the Company from Macquarie and for products sold by the Company to Macquarie within each agreed product group, in each case, is equal to a pre-determined benchmark, plus a pre-agreed upon differential, subject to adjustments and monthly true-ups.

Vertex Refining will be required to pay Macquarie various monthly fees in connection with the Supply and Offtake Agreement and related arrangements, including, without limitation, (1) an inventory management fee, calculated based on the value of the inventory owned by Macquarie in connection with the Supply and Offtake Agreement, (2) a lien inventory fee based upon the value of certain inventory on which Macquarie has a lien, (3) a per barrel crude handling fee based upon the volume of crude oil Macquarie sells to Vertex Refining, (4) per barrel crude oil and products intermediation fees for each barrel of crude oil which Macquarie buys from a third party and each barrel of products Macquarie sells to a third party, in each case, in connection with the Supply and Offtake Agreement, and (5) a services fee in respect of which Macquarie agrees to make Crude Oil and Products available to the Company in accordance with the weekly nomination procedure as set forth in the Supply and Offtake Agreement. Vertex Refining will also be responsible for certain payments relating to Macquarie’s hedging of the inventory it owns in connection with the Supply and Offtake Agreement, including the costs of rolling hedges forward each month, as well as any costs (or gains) resulting from a mismatch between the Company’s projected target inventory levels (which provide the basis for Macquarie’s hedge position) and actual month end inventory levels.

In connection with the entry into the Supply and Offtake Agreement, Vertex Refining entered into various ancillary agreements which relate to supply, storage, marketing and sales of crude oil and refined products including, but not limited to the following: Inventory Sales Agreement, Master Crude Oil and Products Agreement, Storage and Services Agreement, and a Pledge and Security Agreement (collectively with the Supply and Offtake Agreement, the “Supply Transaction Documents”). The Company agreed to guarantee the obligations of Vertex Refining and any of its subsidiaries arising under the Supply Transaction Documents pursuant to the entry into a Guaranty in favor of Macquarie.

Tripartite Agreements

Also on the Commencement Date, Vertex Refining, Macquarie and certain parties subject to crude oil supply and products offtake agreements with Vertex Refining, relating to the Mobile Refinery, entered into various tripartite agreements (the “Tripartite Agreements”), whereby Vertex Refining granted Macquarie the right, on a rolling daily or monthly basis, as applicable, to elect to assume Vertex Refining’s rights and obligations under such crude oil supply and products offtake agreements in connection with the performance of the Supply and Offtake Agreement, and the counterparties thereto are deemed to have consented to Macquarie’s assuming such obligations. Such Tripartite Agreements also provided for certain interpretations of the provisions of such supply and offtake agreements between Vertex Refining and such third parties in connection with Macquarie’s right to elect to assume Vertex Refining’s rights and obligations under such agreements. The Tripartite Agreements remain in place until the termination of the agreements to which they relate, or the earlier termination thereof as set forth in the Tripartite Agreements, including in the event of certain events of default by the parties thereto under the modified crude oil supply and products offtake agreements or the Supply and Offtake Agreement and related transaction documents and also in the event of the termination of the Supply and Offtake Agreement. Macquarie, Vertex Refining and a third party offtaker also entered into a tripartite agreement pursuant to which certain storage capacity within the Mobile Refinery which Macquarie had leased pursuant to the Storage and Services Agreement was effectively made available to such third party consistent with the terms agreed by such party and Vertex Refining in its underlying products offtake agreement. Macquarie, Vertex Refining and a third party storage terminal operator also entered into a tripartite agreement relating to the storage of Macquarie-owned crude oil in such terminal in connection with the Supply and Offtake Agreement.

Pledge and Security Agreement

In connection with the entry into the Supply and Offtake Agreement, Vertex Refining entered into a Pledge and Security Agreement in favor of Macquarie, pursuant to which it provided Macquarie a first priority security interest in all inventory, including all crude oil, product, and all proceeds with respect of the forgoing, subject to certain exceptions. The Pledge and Security Agreement includes customary representations, warranties and covenants of Vertex Refining for a facility of this size and type.

Inventory Sales Agreement

On April 1, 2022, pursuant to an Inventory Sales Agreement entered into between Vertex Refining and Macquarie, Macquarie purchased all crude oil and finished products (including, jet fuel, diesel and gasoline) located at the Mobile Refinery and held in inventory on such date, which purchase was based on agreed upon market values (the “Mobile Refinery Inventory”) from Vertex Refining for $154 million (which funds, together with cash on hand, were used by Vertex Refining to purchase the Mobile Refinery Inventory from Shell, as discussed in detail above), which Mobile Refinery Inventory then became subject to the terms of the Supply and Offtake Agreement.

Crude Supply Agreement

On the Commencement Date, Vertex Refining and Shell Trading (US) Company (“STUSCO”) entered into a Crude Oil & Hydrocarbon Feedstock Supply Agreement (the “Crude Supply Agreement”) pursuant to which STUSCO agreed to sell to Vertex Refining, and Vertex Refining agreed to buy from STUSCO, all of the crude oil and hydrocarbon feedstock requirements of the Mobile Refinery, subject to certain exceptions set forth therein. The agreement provides that STUSCO is the exclusive supplier for the Mobile Refinery’s requirement for crude oil and hydrocarbon feedstock.

The initial term of the Crude Supply Agreement will continue for five (5) years beginning on the Commencement Date, unless earlier terminated, and will automatically renew for one (1) year renewal terms thereafter subject to timely notice of either party that it elects not to so renew.

Pursuant to the Crude Supply Agreement, STUSCO will procure crude oil based upon a monthly mandate from Vertex Refining as to the Mobile Refinery’s requirements for each delivery month, based on a pre-agreed price, based on internal market prices, subject in certain cases to markup.

Vertex Refining will prepay STUSCO for crude oil deliveries on a provisional basis during a predetermined delivery period during each delivery month, subject to final true up.

The Crude Supply Agreement also contains customary and typical general terms and conditions for transactions of this nature.

Pursuant to a tripartite agreement, Macquarie may intermediate Vertex Refining’s purchases of crude oil from STUSCO under the Crude Supply Agreement, from time to time, by assuming Vertex Refining’s rights and obligations under the Crude Supply Agreement in respect of purchases of crude oil and feedstock in a given delivery month. If Macquarie assumes Vertex Refining’s rights and obligations, Macquarie will be responsible for paying the purchase price for such crude oil and feedstocks to STUSCO in accordance with the terms of the tripartite agreement. In the event that Macquarie intermediates a purchase and sale, the terms and conditions for Vertex Refining’s payments to Macquarie for such crude oil and feedstocks will be determined pursuant to the Supply and Offtake Agreement.

Storage & Services Agreement

On the Commencement Date, Vertex Refining and Macquarie entered into a Storage & Services Agreement (the “Storage & Services Agreement”), whereby Vertex Refining granted Macquarie certain access, storage, usage and information rights in respect of the Mobile Refinery and certain storage facilities and agreed to provide Macquarie certain services in connection with, among other things, such rights under certain other agreements, including the Supply and Offtake Agreement and various tripartite agreements.

Pursuant to the Storage & Services Agreement, Macquarie will pay Vertex Refining a monthly storage fee for provision of the storage and related services.

Pursuant to the Storage & Services Agreement, Macquarie will have the exclusive and uninterrupted license and right to use certain storage facilities specified in the Supply and Offtake Agreement (the “Included Locations”), including the right to inject, store and withdraw crude oil and products (as applicable) in and from the Included Locations. Vertex Refining will be responsible for the care, custody and control of, and will hold as bailee, the property of Macquarie and certain other eligible hydrocarbons which are held within the Included Locations, and will be solely responsible for pumping, unloading, receipt, movements, blending, transportation, storage, measuring, gauging, sampling, analysis, treatment, refining, loading, and delivery of and use of such property, subject to the terms of the Supply and Offtake Agreement and other applicable transaction documents.

Pursuant to the Storage & Services Agreement and in addition to customary services provided by a storage provider, Macquarie has appointed Vertex Refining to perform certain obligations assumed by Macquarie in connection with supply, offtake and exchange arrangements related to the Supply and Offtake Agreement and related transaction documents, including, without limitation, giving, receiving, accepting and rejecting nominations for delivering, loading, unloading, receiving and transporting crude oil and products; the provision of facilities for the delivery, loading, unloading and transportation of crude oil and products; arranging, coordinating quantity and quality sampling, measurements, analysis and inspections for crude oil and products; preparing and handling shipping documentation; providing information with respect to, and submitting claims in relation to, quality, quantity and demurrage; and notifying Macquarie of the occurrence of certain specified events. Vertex Refining periodically will be required to provide various reports to Macquarie regarding the inventory held in the Included Locations.

The Storage & Services Agreement includes certain accelerated export rights pursuant to which, upon the occurrence of certain events, including during the continuation of an event of default under the Supply and Offtake Agreement, Macquarie can instruct Vertex Refining to withdraw all or any amount of Macquarie’s property from the Included Locations. Macquarie has certain rights to inspect and access the Included Locations and conduct audits on accounting records and other documents maintained by Vertex Refining relating to the Storage & Services Agreement, in each case subject to the terms and conditions of the Storage & Services Agreement.

Vertex Refining will be required to maintain and operate the Included Locations in accordance with various customary covenants contained within the Storage & Services Agreement, including, without limitation, in respect of the maintenance of the Included Locations and related facilities, the standard of care pursuant to which Vertex Refining will perform services under the Storage & Services Agreement, insurance requirements, and compliance with laws. Vertex Refining made various representations and warranties to Macquarie which are required to continue to be met during the term of the agreement, which are customary and typical for storage agreements relating to an intermediation facility, including maintaining insurance. The Supply & Storage Agreement also includes certain customary limitations on liability and damages.

In addition to certain obligations to indemnify Macquarie for loss, damage or degradation of Macquarie’s property held at the Included Locations, Vertex Refining agreed to indemnify Macquarie against various liabilities which may arise relating to its performance under the Storage & Services Agreement, as well as, among other liabilities, any liabilities directly or indirectly arising from or in connection with environmental conditions at the facility, environmental law, required permits, and law applicable to the operation of Vertex Refining’s refinery and storage facilities.

The term of the Storage & Services Agreement will continue until the earlier to occur of (i) the date upon which all of Macquarie’s property in the Included Locations has been sold to Vertex Refining or another person or (ii) the date upon which Macquarie has certified that all of its property has been removed from the Included Locations.

ULSD/Gasoline Offtake Agreement

On the Commencement Date, Vertex Refining and Equilon Enterprises LLC, dba Shell Oil Products US (“Shell”) entered into a refined products offtake agreement for the sale of ultra low sulfur diesel (“ULSD”) and gasoline (the “ULSD/Gasoline Offtake Agreement”) pursuant to which Shell agreed to purchase from Vertex Refining, and Vertex Refining agreed to sell to Shell, ULSD and gasoline produced by the Mobile Refinery according to an agreed nomination and confirmation process, subject to certain exceptions set forth therein.

The initial term of the ULSD/Gasoline Offtake Agreement will continue for five years beginning on the Commencement Date, unless earlier terminated as provided in the ULSD/Gasoline Offtake Agreement, and will automatically renew for one year renewal terms thereafter, unless terminated by either party by written notice as set forth therein.

With respect to purchases and sales of ULSD, during the first three years of the term, Shell is required to purchase and Vertex Refining is required to sell certain pre-determined amounts of barrels (subject to minimums and maximums) per month. Thereafter, Vertex Refining may elect to sell Shell the same amounts or certain other pre-determined amounts, at Shell’s option. Volumes in excess of the foregoing limits for ULSD may be sold subject to mutual agreement.

With respect to purchases and sales of gasoline, during the first three years of the term, Shell will purchase all gasoline produced at the refinery up to a certain maximum number of barrels per day, and all premium gasoline up to a pre-determined maximum number of barrels per day. Thereafter, Vertex Refining may elect to sell Shell the same amounts or certain pre-determined amounts of barrels (subject to minimums and maximums) per month, at Shell’s option. Volumes in excess of the foregoing limits for gasoline may be sold subject to mutual agreement.

In the event that Shell does not purchase and take delivery of certain required quantities of product nominated for purchase in a given month, Vertex Refining is entitled to sell the resulting shortfall volumes and obtain cover damages from Shell (excluding shortfall volumes resulting from force majeure events). In the event that Vertex Refining does not supply certain required quantities of product nominated for sale in a given month, Shell is entitled to procure replacement product to cover the shortfall volumes and obtain damages from Vertex Refining (excluding shortfall volumes resulting from force majeure events) in connection therewith.

Products will be provisionally priced and invoiced over certain pre-determined periods, subject to final true up. Prices will be calculated based upon published indices and an agreed fixed per gallon differentials.

The ULSD/Gasoline Offtake Agreement also contains customary and typical general terms and conditions for transactions of this nature.

2.	BASIS OF PRESENTATION

The accompanying unaudited pro forma combined financial statements are based on the Company’s and the Mobile Refinery’s historical financial as adjusted to give effect to the pro forma adjustments necessary to reflect the Acquisition and the Company’s new debt issuance to finance the acquisition. The unaudited pro forma combined statement of operations for the year ended December 31, 2021, gives effect to the Mobile Acquisition as if it had occurred on January 1, 2021 and the pro forma combined balance sheet as of December 31, 2021 gives effect to the Acquisition as if it had occurred on December 31, 2021.

3.	PRELIMINARY PURCHASE PRICE ALLOCATION

The preliminary purchase price for the Mobile Acquisition has been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The purchase price allocation herein is preliminary. The final purchase price allocation for the Mobile Acquisition will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Mobile Acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the accounting adjustments included in the pro forma financial statements presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

The acquisition of Mobile Acquisition is being accounted for as a business combination under Financial Accounting Standards Board Accounting Standards Codification (ASC) 805. The following information summarizes the provisional purchase consideration and preliminary allocation of the fair values assigned to the assets at the purchase date:

Preliminary Purchase Price:

Cash	$107,528,555
Total preliminary purchase consideration	$107,528,555

Preliminary Purchase Price Allocation
Inventory	$10,223,815
Property, plant and equipment	97,304,740
Net assets acquired	$107,528,555

The purchase consideration consists of the agreed upon purchase price of $75.0 million, the value of inventory of $10.2 million, after reflecting the purchase of the inventory of $154.0 million by Macquarie, and reimbursements related to capital expenditures made by Shell of $22.3 million, including new information technology costs related to operating the refinery assets.

4.	PRO FORMA ADJUSTMENTS – MOBILE ACQUISITION

The unaudited pro forma combined statements of operations and balance sheets reflect the effect of the following pro forma adjustments:

(a)	Net pro forma impact to cash as follows:

Net proceeds from issuance of long term debt	$116,759,958
Cash released from escrow related to the Company’s November 2021 convertible notes	100,396,998
Cash purchase price of Mobile Acquisition, net of $10.0 million previously paid	(97,528,555)
Initial payment to Macquarie under Supply and Offtake Agreement	(15,000,000)
Transaction costs associated with the Mobile Acquisition	(9,949,317)

Net pro forma impact to cash	$94,679,084

(b)	Estimated preliminary purchase price allocation as discussed in Note 3.

(c)	New long-term debt from the Company’s issuance of $125,000,000 in senior notes payable, net of original issue discount and deferred financing costs. The senior notes will bear interest at 9.25%. Additionally, the Company granted warrants to purchase 2,750,000 shares of the Company’s common stock at an estimated value of $22,166,171, which was recorded as debt discount, in connection with the sale of the senior notes payable.

(d)	Estimated transaction costs paid at closing.

(e)	Sale of inventory pursuant to supply and offtake agreement.

(f)	adjustment to depreciation expense based on expected useful lives and the estimated fair value of the property and equipment acquired.

(g)	Adjustment for loss on disposal of non-current assets incurred by Mobile Refinery of $5,600,000.

(h)	Adjustment for transaction costs of $9,949,317 incurred by the Company at closing. These costs will not affect the Company's statement of operations beyond 12 months after the acquisition date.

(i)	Adjustment to remove interest expense on loans not assumed as part of Mobile Acquisition.

(j)	Estimate income tax effect of transaction accounting adjustments as follows:

Historical tax benefit of Mobile Refinery		$9,600,000

Estimated pre-tax loss of Mobile Refinery after transaction adjustments discussed above	(17,104,317)
Estimated tax benefit at federal tax rate of 21%		(3,591,907)

Net pro forma impact to estimated tax benefit		$6,008,093

(k)	Estimated interest from new convertible senior notes and the revolving credit facility issued to finance the Mobile Acquisition with an estimated tax effect based on an estimated federal rate of 21%.